Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of China Xiangtai on Form F-1 (Amendment No. 1) of our report dated March 26, 2018, except for the Notes 1, 2, 5, 6, 7, 8, 9, 13 and 14 which are dated August 23, 2018, with respect to our audits of China Xiangtai Food Co., Ltd and Subsidiaries as of June 30, 2017 and 2016, and the related consolidated statements of income and comprehensive income, cash flows and shareholders’ equity for the years ended June 30, 2017 and 2016, which report appears in the Prospectus, which is part of this Registration Statement.

/s/ Friedman LLP

New York, New York
September 14, 2018